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                                                                       EXHIBIT 5

                   WINSTEAD SECHREST & MINICK P.C. LETTERHEAD


                                                                  (713) 650-2729
                                                            aberner@winstead.com

                               December 20, 1999

Landry's Seafood Restaurants, Inc.
1400 Post Oak Blvd., Suite 1010
Houston, Texas 77056

Gentlemen:

        You have requested our opinion as to the legality of the securities of Landry's Seafood Restaurants, Inc. (the "Company") being registered on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with the Landry's Seafood Restaurants, Inc. Amended and Restated 1995 Flexible Incentive Plan (the "Plan"). You have also requested our opinion as to whether such securities will, when sold, be legally issued, fully paid, and nonassessable. The securities to be registered pursuant to the Registration Statement and issued pursuant to the Plan will be up to 2,000,000 shares (the "Shares") of common stock of the Company ("Common Stock"), which may be treasury shares or authorized but unissued shares.

        We have examined copies of the Certificate of Incorporation and Bylaws of the Company and of the resolutions adopted by the Board of Directors and stockholders of the Company in connection with the adoption of the Plan. We have also examined such other cororate records and documents, certificates of corporate officers, and statutes as we have deemed necessary for purposes of this opinion.

        In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such photostatic, certified or conformed copies. We have assumed compliance both in the past and in the futre with the terms of the Plan by the Company and its employees, officers, and Board of Directors, and by the Stock Option and Compensation Committee of the Board of Directors, and that all statements in all certificates of officers of the Company submitted are true and correct .

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Landry's Seafood Restaurants, Inc.
December 10, 1999
Page 2


        Based upon the foregoing and in reliance thereon, we are of the opinion that the Shares when issued or sold pursuant to and in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable shares of Common Stock.

        We know that we are named in the Registration Statement, and we hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        WINSTEAD SECHREST & MINICK P.C.


                                        By:  /s/ Arthur S. Berner
                                           -------------------------------
                                           Arthur S. Berner, for the Firm